Exhibit 99.2

Cross Country Reports First Quarter 2003 Results And Announces Agreement To Acquire Med-Staff's Healthcare Staffing Business

5/8/2003 6:00:00 PM

BOCA RATON, Fla., May 8, 2003 /PRNewswire-FirstCall via COMTEX/ -- Cross Country, Inc. (CCRN) today reported revenue of $161.0 million for the first quarter ended March 31, 2003, compared to revenue of $158.2 million in the first quarter of 2002. Income from continuing operations in the first quarter of 2003 increased to $7.4 million, or $0.23 per diluted share, compared to $7.2 million, or $0.21 per diluted share, in the prior year quarter. Net income in the first quarter of 2003 increased to $7.1 million, or $0.22 per diluted share, versus net income of $7.0 million, or $0.21 per diluted share, in the first quarter of 2002. Adjusted EBITDA (a non-GAAP financial measure defined as earnings before interest, income taxes, depreciation, amortization and non-recurring secondary offering costs), a key measure used by management to evaluate the Company's operation, was $14.5 million for the first quarter of 2003, declining 7% from Adjusted EBITDA of $15.7 million in the prior year quarter.

"I'm pleased to report that Cross Country's results in the first quarter of 2003 were in-line with our guidance reflecting modest year-over-year improvement, despite the continuation of a softer demand environment than we saw last year," said Joseph A. Boshart, President and Chief Executive Officer of Cross Country, Inc. "We believe we are gaining market share in the current demand environment. In our healthcare staffing business, first quarter revenue trended slightly higher on a year over year basis reflecting a mix of higher prices offset by a volume decline of just under 3%. On a sequential basis from the fourth quarter of 2002, volume was essentially flat while revenue was lower due to fewer billing days in the quarter," Mr. Boshart added.

Mr. Boshart added, "As our outlook for 2003 suggests, we expect this to be a challenging year. We believe more successful efforts by hospitals to recruit and retain permanent nurses along with greater reliance on staff nurse overtime and increased nurse-to-patient ratios along with lower hospital patient census have resulted in reduced demand for outsourced labor in the near term. These actions, combined with economic conditions compelling part- time hospital pool nurses to work additional shifts, have also contributed to the current demand environment. While the number of orders has declined, we continue to have thousands of open orders from our hospital customers. We also continue to position the Company to grow during the current environment, and more importantly, to capitalize on the upturn in demand when it occurs."

Healthcare Staffing

For the first quarter ended March 31, 2003, the healthcare staffing business segment (travel and per diem nurse and allied health staffing and clinical research trials staffing) generated revenue of $148.2 million, a slight increase over revenue of $146.6 million in the prior year quarter. This increase was attributable to higher prices in the Company's travel and per diem nurse staffing business and substantially higher volume in its per diem nurse staffing business that were offset by considerably lower revenues from its clinical research trials staffing business. Contribution income (defined as earnings before interest, income taxes, depreciation and amortization and corporate expenses not specifically identified to a reporting segment), decreased 5% in the first quarter of 2003 to $18.9 million despite the segment as a whole generating higher year over year gross profit and gross profit dollars per hour in the travel nurse staffing and per diem businesses. These improvements were more than offset by the decline in the clinical research trials staffing business, continued investment in the Assignment America business, as well as higher spending on external recruitment initiatives and internal placement capacity.

On a sequential basis, first quarter segment revenue declined slightly from fourth quarter revenue of $150.2 million while contribution income in the first quarter was 11% lower than in the fourth quarter of 2002, due in large measure to the normal seasonal factors which impact profitability in the first quarter.

Other Human Capital Management Services

For the first quarter of 2003, the other human capital management services business segment (education and training, healthcare consulting, and retained search services) generated revenue of $12.8 million, an 11% increase over the same quarter in the prior year. This increase was due primarily to revenue gains of 39% in the consulting business, including the incremental revenue generated from the acquisition of Jennings Ryan & Kolb, Inc. in March 2002, and a 5% increase in revenue in the education and training business. Contribution income in the first quarter of 2003 declined 7% to $1.4 million from $1.5 million in the same quarter a year ago. Increased contribution income from the consulting and search businesses was more than offset by higher directs costs and selling expenses associated with the education and training business.

On a sequential basis, first quarter segment revenue was essentially flat compared to fourth quarter revenue of $12.7 million while contribution income increased 4% over contribution income in the fourth quarter of 2002.

Acquisition of Med-Staff

Cross Country also announced today it has entered into an agreement to acquire the assets of Med-Staff, Inc. for $104 million in cash, plus an earn- out provision up to a maximum of $37.5 million based on 2003 performance. Med-Staff, one of the largest privately held national nurse staffing businesses, had 2002 revenues of $162.2 million and EBITDA of $19.3 million. The up-front payment represents a multiple of 5.4x trailing EBITDA. Consummation of the transaction is subject to certain closing conditions and completion of financing. This transaction is expected to be completed in approximately 30 to 60 days.

Based in Newtown Square, PA, Med-Staff is a national provider of travel and per diem healthcare professionals that operates across a wide geographic and client base in all 50 states. Med-Staff's travel and per diem divisions leverage one another in terms of shared clients/accounts and healthcare professionals. The travel division operates from a central office in the Philadelphia area to provide RNs, operating room technicians and other medical professionals on a nationwide basis for contract assignments of 13 weeks or more. The per diem division provides RNs, LPNs and other medical professionals for shorter-term (daily shift work) assignments from 20 offices in 11 states and the District of Columbia. Med-Staff also provides military nurse-staffing services under two contracts in Hawaii and San Diego.

According to Mr. Boshart, "Med-Staff will add another significant travel nurse recruitment brand that will permit us to further segment the travel nurse-staffing sector and will also substantially increase our operating platform in the per diem nurse-staffing sector. Approximately 65% of Med- Staff's revenues are generated from travel nurse-staffing services and 35% from per diem nurse-staffing services. Med-Staff's senior management team is expected to join Cross Country to continue running this business. This acquisition should be accretive to our 2003 earnings by $0.03 to $0.09 per diluted share."

The Company intends to finance this transaction with $200 million in Senior Secured Credit Facilities consisting of a 5-year $75 million revolving credit instrument and a 6-year $125 million Term Loan B instrument. These funds will be used to finance the pending acquisition of Med-Staff, refinance all of Cross Country's existing debt, and provide for working capital and general corporate purposes. Upon closing the Med-Staff transaction, Cross Country's debt to EBITDA ratio would be approximately 1.6x and debt to capitalization would be approximately 30%.

Stock Repurchase Program Update

During the first quarter of 2003, the Company refrained from purchasing shares pursuant to its stock repurchase program as a result of the discussions leading up to Cross Country's agreement to acquire the Med-Staff business. Under the remainder of the current authorization, the Company can purchase up to an additional 1,065,000 shares at an aggregate price not to exceed $19 million. Under this program, the shares may be purchased from time-to-time in the open market. The repurchase program may be discontinued at any time at the discretion of the Company. At March 31, 2003, the Company had approximately 32.3 million shares outstanding.

Guidance for Second Quarter and Full Year 2003

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, other business combinations, other than the pending acquisition of Med-Staff, or the repurchase of the Company's common stock.

Based on the present demand dynamics in the nursing-staffing services marketplace, for the second quarter of 2003 Cross Country is projecting revenue to be in the $155 to $160 million range and EPS from continuing operations to be in the range of $0.22 to $0.24 per diluted share. For 2003, assuming the current demand environment remains throughout the year and taking into account Cross Country's pending acquisition of Med-Staff, the Company expects revenue to be in the $730 to $765 million range and EPS from continuing operations to be in the range of $1.02 to $1.12 per diluted share, including an estimated $0.02 per share in loan fee write-offs associated with the pay-off of the Company's existing credit facility. Cross Country intends to update its guidance quarterly.

On Friday, May 9, 2003, at 10:00 a.m. Eastern Time, Cross Country will hold a conference call to discuss its first quarter 2003 financial results. This call will be webcast live by CCBN and can be accessed at the Company's web site at www.crosscountry.com or by dialing 800-218-0713 from anywhere in the U.S. or by dialing 303-262-2130 from non-U.S. locations. A replay of the webcast will be available through May 23rd. A replay of the conference call will be available by telephone from 12:00 p.m. Eastern Time on May 9th until 11:59 p.m. Eastern Time on May 23rd by calling 800-405-2236 from anywhere in the U.S. or 303-590-3000 from non-U.S. locations - Passcode: 534821#.

Results Of Annual Stockholders' Meeting

At Cross Country's Annual Stockholders' Meeting held earlier today, stockholders voted in favor of the following actions: (1) Karen H. Bechtel, Joseph A. Boshart, W. Larry Cash, Thomas C. Dircks, A. Lawrence Fagan, Emil Hensel, M. Fazle Husain, Joseph Swedish and Joseph Trunfio were re-elected as Directors, (2) effective today, May 8, 2003, the name of the corporation has been changed to Cross Country Healthcare, Inc., and (3) Ernst & Young LLP was appointed as the Company's independent public accountants for 2003.

Cross Country, Inc. is a leading provider of healthcare staffing services in the United States. The Company has an active client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate Web site to automatically receive the Company's press releases by e-mail.

This release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption "Risk Factors" in the Company's 10-K for the year ended December 31, 2002. In addition, there can be no assurances that the Med-Staff acquisition of the proposed financing will be completed. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is the Company's intention to update its guidance quarterly, it should not be assumed that its silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

For further information, please contact:

Howard A. Goldman

Director/Investor Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country, Inc.

Consolidated Statements of Operations *

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
	2003 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	2002 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	% Change ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯

Revenue from services	$ 161,003	$ 58,166	2%
Operating expenses:
Direct operating expenses	121,481	120,155	1%
Selling, general and administrative expenses	25,013	22,072	13%
Bad debt expense	—	285	(100%)
Depreciation	1,068	731	46%
Amortization	747	770	(3%)
Non-recurring secondary offering costs	— ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	1,008 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(100%)
Total operating expenses	148,309 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	145,021 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	2%
Income from operations	12,694	13,145	(3%)
Other expenses:
Interest expense, net	586 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	1,147 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(49%)
Income from continuing operations before income taxes	12,108	11,998	1%
Income tax expense	4,686 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	4,785 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(2%)
Income from continuing operations (a)	7,422	7,213	3%
Discontinued operations	(371) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(216) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	72%
Net income	$ 7,051 —————————	$ 6,997 —————————	1%
Net income/(loss) per common share- basic :
Income from continuing operations (a)	$0.23	$0.23
Discontinued operations	(0.01) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(0.01) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Net income per common share- basic :	$ 0.22 —————————	$ 0.22 —————————
Net income/(loss) per common share- diluted :
Income from continuing operations (a)	$0.23	$0.21
Discontinued operations	(0.01) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(0.00) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Net income per common share- diluted :	$ 0.22 —————————	$ 0.21 —————————

Weighted average common shares outstanding - basic	32,247	32,231
Weighted average common shares outstanding - diluted	32,607	33,995

Cross Country, Inc.

Reconciliation of Income from Operations to Adjusted EBITDA (b)

(amounts in thousands)

(unaudited)

	Three Months Ended March 31, ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
	2003 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	2002 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	% Change ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Income from operations	12,694	13,145	(3%)
Depreciation and amortization	1,815	1,501	21%
Non-recurring secondary offering costs	— ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	1,008 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(100%)
Adjusted EBITDA (b)	14,509 —————————	15,654 —————————	(7%)

————————————

*

Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation primarily related to the adoption of EITF Issue No. 01-14, which relates to the reclassification of reimbursable out-of-pocket expenses to revenue.

(a)

Includes non-recurring secondary offering costs with an after tax impact of $.02 per share for the quarter ended March 31, 2002.

(b)

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization and non-recurring secondary offering costs. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a key measure used by management to evaluate its operations and provide useful information to investors. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Cross Country, Inc.

Consolidated Condensed Balance Sheets

(amounts in thousands)

	March 31, 2003 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	December 31, 2002 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
	(unaudited)
Current assets:
Cash and cash equivalents	$ 14,221	$ 17,210
Accounts receivable, net	96,498	97,641
Assets from discontinued operations, net	10	248
Other current assets	11,160 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	12,979 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Total current assets	121,889	128,078
Property and equipment, net	11,900	12,394
Goodwill, net	229,310	226,116
Trademark, net	15,749	15,749
Other identifiable intangible assets, net	6,449	7,113
Other assets	1,114 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	1,150 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Total assets	$ 386,411 —————————	$ 390,600 —————————
Current liabilities:
Accounts payable and accrued expenses	$ 2,195	$ 3,297
Accrued employee compensation and benefits	31,242	29,663
Current portion of debt and note payable	9,532	14,362
Liabilities from discontinued operations, net	25	186
Other current liabilities	5,885 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	2,422 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Total current liabilities	48,879	49,930
Interest rate swap	—	606
Deferred income taxes	11,014	10,779
Long-term debt	17,963 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	28,453 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Total liabilities	77,856	89,768
Commitments and contingencies
Stockholders' equity:
Common stock	3	3
Additional paid-in capital	258,790	258,489
Other stockholders' equity	49,762 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	42,340 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Total stockholders' equity	308,555 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	300,832 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Total liabilities and stockholders' equity	$ 386,411 —————————	$ 390,600 —————————

Cross Country, Inc.

Segment Data*

(unaudited, amounts in thousands)

	Three Months Ended March 31, ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
	2003 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	2002 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	% Change ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Revenues:
Healthcare staffing	$ 148,243	$ 146,633	1%
Other human capital management services	12,760 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	11,533 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	11%
	$ 161,003 ————————	158,166 ————————	2%
Contribution income (a):
Healthcare staffing	$ 18,891	$ 19,903	(5%)
Other human capital management services	1,427	1,534	(7%)
Unallocated corporate overhead	(5,809) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	(5,783) ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	0%
Adjusted EBITDA (b)	$ 14,509 ————————	$ 15,654 ————————	(7%)

Cross Country, Inc.

Financial Statistics*

(Unaudited)

	Three Months Ended March 31, ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
	2003 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯	2002 ¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯¯
Adjusted EBITDA - ($000) (b)	$ 14,509	$ 15,654
Adjusted EBITDA as % of revenue	9.0%	9.9%
FTEs (c)	5,516	5,684
Weeks worked (d)	71,708	73,892
Average healthcare staffing revenue per FTE per week (e)	$ 2,067	$ 1,984

————————————

*

Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation.

(a)

Defined as earnings before interest, income taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is not a measure of financial performance under generally accepted accounting principles and is only used by management when assessing segment performance.

(b)

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization and non-recurring secondary offering costs. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant componentsin understanding and assessing financial performance. Adjusted  EBITDA is a key measure used by management to evaluate its operations and provide useful information to investors.  Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(c)

FTEs represent the average number of contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.